[FHLBank Atlanta logo]

News Release
February 21, 2013

FOR IMMEDIATE RELEASE
CONTACT: Sharon Cook
Federal Home Loan Bank of Atlanta
scook@fhlbatl.com
(404) 888-8173

Federal Home Loan Bank of Atlanta Announces Preliminary 2012 Year-end Financial Results

ATLANTA, February 21, 2013 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the year ended December 31, 2012. The Bank will announce 2012 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 22, 2013.

The Bank reported net income of approximately $64 million for the fourth quarter of 2012, an increase of approximately $1 million from net income of $63 million for the fourth quarter of 2011. The Bank reported net income of approximately $270 million for 2012, an increase of approximately $86 million from net income of $184 million for 2011. As of December 31, 2012, the Bank had total assets of approximately $123.7 billion, a decrease of approximately $1.6 billion, or 1.25 percent, from December 31, 2011. The Bank's advances were approximately $87.5 billion as of December 31, 2012, an increase of approximately $7.0 billion from September 30, 2012.

The Bank's retained earnings balance was approximately $1.4 billion as of December 31, 2012, an increase of approximately $181 million, or 14.5 percent, from December 31, 2011. Capital stock declined from $5.7 billion as of December 31, 2011, to approximately $4.9 billion as of December 31, 2012.

The Bank's 2012 performance resulted in a return on equity (ROE) of 4.26 percent as compared to 2.52 percent for
2011. The ROE spread to average three-month LIBOR increased in 2012 compared to 2011, equaling 383 basis points for 2012 as compared to 218 basis points for 2011. The Bank continues to meet its regulatory capital requirements.

Federal Home Loan Bank of Atlanta
Financial Highlights
(Unaudited)
(Dollars in millions)

	As of December 31,
Statements of Condition	2,012	2,011
Investments	$30,454	$36,138
Advances	87,503	86,971
Mortgage loans held for portfolio, net	1,244	1,633
Total assets	123,705	125,270
Consolidated obligations, net	114,684	114,992
Total capital stock	4,898	5,718
Retained earnings	1,435	1,254
Accumulated other comprehensive loss	(58)	(411)
Total capital	6,275	6,561
Capital-to-assets ratio (GAAP)	5.07%	5.24%
Capital-to-assets ratio (Regulatory)	5.15%	5.79%

	Three Months Ended December 31,
Operating Results and Performance Ratios	2,012	2,011
Net interest income	$97	$108
Provision for credit losses	2	5
Net impairment losses recognized in earnings	-	(10)
Letters of credit fees	4	5
Other income	10	12
Total noninterest expense	38	40
Total assessments	7	7
Net income	64	63
Return on average assets	0.21%	0.21%
Return on average equity	4.1%	3.85%

	Years Ended December 31,
Operating Results and Performance Ratios	2,012	2,011
Net interest income	$376	$459
Provision for credit losses	6	5
Net impairment losses recognized in earnings	(16)	(118)
Letters of credit fees	18	19
Other income (loss)	53	(5)
Total noninterest expense	125	123
Total assessments	30	43
Net income	270	184
Return on average assets	0.22%	0.15%
Return on average equity	4.26%	2.52%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter will be available in the Bank's Form 10-K scheduled to be filed on or about March 22, 2013, with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $4.6 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements,” which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation legislative and regulatory actions, changes or approvals; future economic and market conditions (including the housing market and the market for mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates and prepayment speeds, default rates, delinquencies and losses on mortgage-backed securities; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may be required by law.

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